Exhibit 99.1

Moxian, Inc. files Appeal on Delisting

Shenzhen, China, May 1st, 2019 - Moxian Inc (“Moxian” or the “Company”) (MOXC), an offline-to-online (O2O) social media services and Internet media marketing services provider, and an exclusive agent of Xinhua News APP, today announced that it has requested an oral hearing to appeal the decision of the Listing Qualifications Staff of The Nasdaq Stock Market LLC (''Nasdaq'') to delist the Company's securities from Nasdaq. Accordingly, the delisting action referenced in the Nasdaq Staff's determination letter dated April 23, 2019 has been stayed, pending a final written decision by the Nasdaq Hearings Panel (the ''Panel''). The hearing has been scheduled for June 6, 2019.

At the hearing, the Company must demonstrate its ability to regain compliance with the particular deficiency cited by Staff, as well as its ability to sustain long-term compliance with all applicable maintenance criteria.

About Moxian, Inc.

Founded in 2013, Moxian is located in Shenzhen, China, with branches in Beijing, Malaysia and Hong Kong, it is an O2O integrated platform operator, and a service provider of social media and Internet media marketing. The company’s “Moxian” mobile app platform connects users to merchant clients through their favorite games, rewards and social events, in return, to providing users with valuable information that merchant clients can use for effectively promoting products and services offered by their physical stores.

Safe Harbor Statement

This announcement contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934 as amended. These forward-looking statements are based on the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and may be governed by terms such as “will,” “expect,” “anticipate,” “future,” “intend,” “plan,” Believe, “estimate”, “potential”, “continue”, “in progress”, “goal”, “guidance expectations” and similar statements are identified. The company may also include in its periodic reports to the US Securities and Exchange Commission (“SEC”), annual reports to shareholders, press releases and other written materials, as well as oral statements from third parties to the company’s management, directors or employees. Oral forward-looking statements. Any statements that are not historical facts, including statements about the company’s philosophy and expectations, are forward-looking statements that involve factors, risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These factors and risks include, but are not limited to, the following: company’s goals and strategies; future business development; financial status and operating results; expected growth of China’s credit industry, especially the expected growth of China’s online lending platform; market-oriented and credit products and The demand and acceptance of services; and the ability of credit to attract and retain borrowers and lenders in the market; the relationship between the company and strategic partners; industry competition; and policies and regulations related to the company’s structure, business and industry. More detailed information about these and other risks and uncertainties is included in the company’s filings with the Securities and Exchange Commission. All information provided in the company’s introduction is the latest information as of the date of publication of the company. Except as provided by applicable law, the company is not obligated to update such information.

Contacts:

Investor Relations

Phone:	+86 (010) 5332 0602

Email:	ir@moxian.com